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                               EXHIBIT 11.1

              NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES

                 CALCULATION OF PRIMARY EARNINGS PER SHARE
             (Amounts in thousands, except per share amounts)


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                                                            Three Months Ended
                                                                March 31,
                                                         ________________________
                                                            1995          1994
                                                         _________      _________
LOSS FROM CONTINUING OPERATIONS                          $ (8,508)      $(11,374)
                                                         ========       ========
NET LOSS                                                 $ (8,508)      $(13,382)
                                                         ========       ========
COMMON STOCK:
Shares outstanding from beginning of period                29,578         29,405
Pro rata shares:
   Stock options exercised                                      -             76
   Shares purchased for treasury, from date of purchase         -              -
   Assumed exercise of stock options, using treasury
     stock method                                              54            180
                                                         ________      _________
   Weighted average number of shares outstanding           29,632         29,661
                                                         ========       ========
LOSS PER SHARE FROM CONTINUING OPERATIONS                $   (.29)      $   (.38)
                                                         ========       ========
LOSS PER SHARE                                           $   (.29)      $   (.45)
                                                         ========       ========

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